CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 3 to the registration statement on Form N-4 (the "Registration Statement") of our report dated March 19, 1999, relating to the financial statements of Pruco Life of New Jersey Flexible Premium Variable Annuity Account, which appears in such Statement of Additional Information.

We also consent to the use in the Prospectus constituting part of this Registration Statement of our report dated February 26, 1999, relating to the financial statements of Pruco Life Insurance Company of New Jersey, which appears in such Prospectus.

We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information and the Prospectus.

PRICEWATERHOUSECOOPERS LLP



New York, New York
April 12, 1999